CERTIFICATE OF THE POWERS, DESIGNATION,
                     PREFERENCES, RIGHTS AND LIMITATIONS OF

                    5% Cumulative Convertible Preferred Stock

                                       of

                        GENERAL DATACOMM INDUSTRIES, INC.


               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware

         GENERAL DATACOMM INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article Fourth of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at its meeting on July 10, 2000, duly adopted a resolution providing for the issuance of 200,000 shares of a series of 5% Cumulative Convertible Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (hereinafter called the "Certificate of Incorporation"), the Board of Directors does hereby authorize the issuance of a series of Preferred Stock, par value $1.00 per share, to be known as the 5% Cumulative Convertible Preferred Stock, and to the extent that the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, are not set forth in the Certificate of Incorporation, does hereby fix and herein state and express such voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Corporation's Certificate of Incorporation shall have herein the meanings provided therein):

         (A)      DESIGNATION AND SIZE OF ISSUE


         The distinctive designation of the series shall be "5% Cumulative Convertible Preferred Stock" (hereinafter referred to as this "Series"). The number of shares which shall constitute this Series shall be 200,000 shares. Each share of this Series shall have a par value of $1.00 per share.

         (B)      DIVIDENDS

(1) The annual rate of dividends payable on each share of this Series shall be 5% or $1.25 per share.

(2) Dividends shall be payable out of funds or Common Stock legally available therefor, quarterly in arrears on January 31, April 30, July 31 and October 31, of each year, commencing October 31, 2000, except that if any such date is not a Business Day in New York City, then such dividend shall be payable on the next such succeeding Business Day (each such date on which a dividend is payable is a "Dividend Payment Date"). The amount of dividends payable on shares of this Series for each full quarterly dividend period shall be computed by dividing by four the annual rate per share set forth in Section (B)(1). Dividends payable on shares of this Series for the initial dividend period and dividends payable for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable to holders of record of the shares of the Series as they appear on the books of the Corporation on such respective dates as may be fixed by the Board of Directors of the Corporation in advance of the payment of each particular dividend, provided that holders of shares of the Series called for redemption on a redemption date falling between a dividend payment record date and the Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefore, receive such dividend payment together with all other accumulated and unpaid dividends, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with this resolution, in which case such holders will receive such payment on the corresponding Dividend Payment Date; see "Conversion Rights" below).

(3) Dividends payable on shares of this Series will be cumulative and shall accumulate from date of original issue and shall be deemed to so accumulate from such date until paid, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accumulations of dividends shall not bear interest.

(4) So long as any shares of this Series are outstanding, no dividend (other than a dividend payable in Common Stock or other stock of the Corporation ranking junior to this Series as to dividends and upon liquidation [collectively, the

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

"Junior Stock"]) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the Corporation ranking on a parity with this Series as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock of the Corporation ranking on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock of the Corporation), unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. Should dividends not be paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock of the Corporation ranking on a parity as to dividends with this Series shall be declared pro rata, so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the shares of this Series and such other stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series which may be in arrears.

                  (5) Unless otherwise declared to be paid in cash, at the option of the Board of Directors dividends shall be paid in shares of the Common Stock, provided such shares of Common Stock are registered under the Registration Statement as hereinafter defined, based on the average closing price for the 10 Trading Days preceding the Dividend Payment Date. If such shares of Common Stock are not registered, then the dividends shall be paid in cash. For each dividend which is declared, the Corporation shall provide the holder written notice of its intention to pay dividends in shares of Common Stock or cash not more than ten days prior to the Dividend Payment Date for which such payment is to be made, and may indicate in such notice that the election contained in such notice shall continue for later Dividend Payment Dates until revised by a subsequent notice. Failure to timely provide such written notice or to timely pay cash dividends shall be deemed an election by the Corporation to pay dividends in shares of Common Stock.

                  (6) The term "Business Day" shall mean any weekday which is not a day on which banking institutions in the City of New York are authorized by law, or required by executive order, to close.

                  (7) For purposes of this resolution, the term "Trading Day" means, as long as the Common Stock is listed or admitted to trading on the New York Stock Exchange, Inc. (or any successor to such Exchange), a day on which the New York

Stock Exchange, Inc. (or such successor) is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on such Exchange, a day on which the principal national securities exchange on which the Common Stock is listed is open for the transaction of business, or if the Common Stock is not listed or admitted to trading on any national securities exchange, a day on which any New York Stock Exchange member firm is open for the transaction of business.

         (C)      REDEMPTION AND  AUTOMATIC CONVERSION

                         (a)      If an Early Redemption Event occurs, the
shares of this Series may be redeemed at the option of the Corporation, as a whole or from time to time in part, at any time and prior to two (2) years from the initial issuance of shares of this Series, upon no less than 30 nor more than 60 days' notice by mail to the holders of shares of this Series at a redemption price equal to $25.00 per share together, in each case, with accumulated and unpaid dividends to the date fixed for redemption. The notice of redemption (which if in part, shall specify the number of shares of this Series to be redeemed) shall be given by mailing a notice of such redemption not later than on the thirtieth day, and not earlier than the sixtieth day, before the date fixed for redemption to such holder. "Early Redemption Event" shall mean the closing of a transaction pursuant to which (i) the Corporation or a subsidiary sells a business unit or units or assets in one or more transactions for net proceeds of Fifty Million Dollars ($50,000,000) or more and/or (ii) the Corporation sells securities pursuant to an underwritten public offering (not including equity lines of credit or similar financings) in excess of Fifty
Million Dollars ($50,000,000). In the event the Closing Price of the Corporation's Common Stock has equaled or exceeded l25% of the Conversion Price (as hereinafter defined) per share then in effect for at least 20 Trading Days in a 30 consecutive Trading Day period the Corporation shall also have the option as a whole or from time to time in part, at any time and prior to the automatic conversion date under Section (C)(b), upon no less than 30 nor more than 60 days written notice to the holders of shares of this Series given at any time such foregoing condition is satisfied, to require such holder of shares of this Series to convert such shares into Common Stock of the Corporation at the price and on the terms provided in Section D as of the date of such notice, which date may not be prior to the 30th day from the receipt of such notice by the holder, and upon the failure of such holders to so convert such shares by the date set forth in the Corporation's notice, the shares of this Series which are subject to such conversion notice, shall be automatically so converted into shares of Common Stock of the Corporation as of the date of such notice, without further action by any party, and the shares of this Series shall thereafter be retired and canceled. No such notice of redemption or conversion under this Section (C)(a) shall be effective unless (i) a registration statement filed with the Securities and Exchange Commission ("Registration Statement") covering the shares of Common Stock issuable upon conversion of, and dividends payable on, the shares of this Series, is effective and available to the holders to resell all of the registrable securities during the entire 30 Trading Day Period used to measure the 125% Closing Price threshold through the redemption date, or (ii) the holder is permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, without volume limitations. The shares of Common Stock issuable upon conversion of, and dividends payable on, the shares of this Series, are referred to as "Underlying Shares".

                  (b)  Subject to the  provisions  of this  Section  and Section
(D)(10), all outstanding shares of the Series for which conversion notices have not previously been received or for which redemption has not been made, shall be automatically converted on the second (2nd) anniversary of the initial issue date of shares of this Series, at the then applicable Conversion Price, and the shares of this Series shall thereafter be canceled and retired subject to the remainder of this Section (C)(b). The conversion contemplated by this Section shall not occur at such time as (a)(1) a Registration Statement is not then effective or (2) the holder is not permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, without volume restrictions, as evidenced by an opinion letter of counsel reasonably acceptable to the holder and the transfer agent for the Common Stock, or (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion. Notwithstanding the foregoing, the two-year anniversary under this Section shall be extended (on a day-for-day basis) for any Trading Days after the effective date of the Registration Statement that a holder is unable to resell Underlying Shares under the Registration Statement due to: (a) the Common Stock not being listed or quoted for trading on the New York Stock Exchange, Inc. or any similar trading market,
(b) the failure of such Registration Statement to be declared effective within 90 days after the initial issuance of shares of this Series, or if so declared, to remain effective during the time period covered by this Section C(b), as to all Underlying Shares, or (c) the suspension of the holder's right to resell Underlying Shares thereunder. The provisions of Section (D) (10)(b) shall not apply to any automatic conversion pursuant to this subsection (b).

                         (c)      For purposes of this resolution, the Closing
Price of the Corporation's Common Stock on any day shall be the last sale price as shown on the Composite Tape of The New York Stock Exchange, Inc., or, in case no such sales take place on such day, the average of the closing bid and asked prices on the New York Stock Exchange on such day, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if it is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purpose (other than the Corporation or a subsidiary thereof).

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

                  (d) In the event that fewer than all the outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be redeemed pro rata.

         (D)      CONVERSION RIGHTS

(1) Each holder of a share of this Series shall have the right, at any time and from time to time following the listing of the Underlying Shares on the New York Stock Exchange, Inc. or 30 days from the original issue date of shares of this Series, whichever first occurs, to convert each such share into fully paid and nonassessable shares of Common Stock of the Corporation at $5.00 per share ("Conversion Price"), or a rate of 5 shares of Common Stock for each share of this Series ("Conversion Rate"), subject to adjustment as provided in this Section (D).

(2) The Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of this Series, or for dividends on the shares of Common Stock issued upon such conversion.

(3) The Corporation shall not be required, in connection with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the Corporation shall make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

(4) Any holder of shares of this Series electing to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Corporation (or at such other place as the Corporation may designate in New York City by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the Corporation or in blank, or accompanied by instruments of transfer to the Corporation or in blank, in form satisfactory to the Corporation, and shall give written notice ("Election to Convert") to the Corporation at such office that such holder elects to convert such shares of this Series. The Corporation shall, within five (5) Trading Days after receipt of such deposit of certificates for shares of this Series, accompanied by the Election to Convert above prescribed, issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion. If the Corporation fails to deliver the certificates within the above time period, the holder may rescind in writing such Election to Convert prior to delivery of such shares in which case the Corporation shall promptly return the certificates delivered with the Election to Convert.

                (5) Subject to Section (D)(4) above, conversion shall be deemed to have been made as of the date of surrender of certificates for the shares of this Series to be converted, and the giving of written notice, except as otherwise provided in Section

(C)(a), and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date.

                  (6) The Conversion Price and number of shares of Common Stock issuable upon conversion of shares of this Series are subject to adjustment from time to time as set forth in this Section. Upon each such adjustment of the Conversion Price pursuant to this Section, the holder shall thereafter prior to maturity or redemption be entitled to obtain upon conversion, at the Conversion Price resulting from such adjustment, the number of shares of Common Stock obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares issuable upon conversion of shares of this Series immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. Any adjustment to the number of shares of Common Stock shall apply only to the shares of Common Stock for which shares of this Series have not been converted.

                            (a) If the Corporation, at any time while shares of this Series are outstanding, shall (i) pay a stock dividend to all holders of its Common Stock or otherwise make a distribution or distributions of Common Stock on shares of stock ranking junior to this Series or pari passu securities, payable in shares of Common Stock , (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination, and shall apply to successive subdivisions and combinations.

                              (b)  In case of any reclassification of the Common
Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then the holder of shares of this Series shall have the right thereafter to convert shares of this Series only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the holder, upon conversion of shares of this Series, shall be entitled by reason of such event to receive such amount of securities, cash or property equal to the amount of shares of Common Stock such holder would have been entitled to had such holder converted shares of this Series immediately prior to such reclassification or share exchange. This provision shall apply to successive reclassifications or share exchanges.

                           (c)  In case of any merger or consolidation of the
Corporation with or into another person or sale of all or substantially all of the assets of the Corporation, then the holder shall have the right thereafter in the case of such merger or consolidation or sale of all or substantially all of the assets of the Corporation to receive upon the conversion of shares of this Series, the same number and kind of shares of stock or the same amount of property, cash or securities as it would have been entitled to receive upon the occurrence of any such event as if it had been immediately prior to such event, the holder of the number of shares of Common Stock then exercisable under shares of this Series.

                           (d)  For the purposes of this Section (D), the
following clauses shall also be applicable:

                                    (i)  Record Date.  In case the Corporation
shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a stock dividend, then such record date shall be the date of the issue of the shares of Common Stock to have been issued upon the declaration of such dividend.

                                    (ii)  Treasury Shares.  The number of shares
of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                           (e)      All calculations under this Section (D)
shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                           (f) If (i) the  Corporation  shall declare a dividend
         (or any other distribution) on its Common Stock; or (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or (iii) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Corporation shall authorize the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall cause to be mailed to the holders of shares of this Series at their

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

     last address as they shall appear upon the stock books of the Corporation, at least 15 calendar days prior to the applicable record or effective date hereinafter specified, a notice ("Notice") stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The holder of shares of this Series shall be entitled to convert shares of this Series during the 15-day period commencing on the date of such Notice.

                            (g) Whenever an adjustment in the Conversion Price is required, the Corporation shall forthwith place on file a statement signed by its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or a Senior Vice President and by its Secretary, Assistant Secretary or Treasurer, stating the adjusted Conversion Price determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the Conversion Price, the Corporation shall mail a notice thereof to each holder of shares of this Series setting forth the Conversion Price after such adjustment and briefly stating the facts requiring the adjustment and the manner of computing it.

                           (h) The term "Common Stock" as used in this resolution means the Corporation's Common Stock, $.10 par value, as the same exists as of the date of the Certificate of Designation relating to this Series or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to Section (D)(6)(b), the holder of any share of this Series thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the Conversion Rate of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs
         (a)through (g) of this Section(D)(6), and the provisions of Section (D)
         (1) through (5) and (7) through (9) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

                  (i) If the Corporation during the six month period after the initial issuance of shares of this Series at any time while any shares of this Series are outstanding, shall issue shares of Common Stock or rights, warrants, options (other than employee stock options) or other securities or debt that are convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents"), entitling any person to acquire in excess of 100,000 shares of Common Stock at a price per share less than the Conversion Price at the time of such issuance (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time thereafter, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price as of the date of such issuance, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall, at the option of the holder exercised within 15 days after receipt of the notice from the Corporation of the issuance of such Common Stock or Common Stock Equivalents, together with a reasonably detailed statement of the applicable terms thereof, be adjusted to mirror the conversion, exchange or purchase price of such Common Stock or Common Stock Equivalents (including any reset provisions thereof). Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. This Section does not apply to the issuance of shares of Common Stock or Common Stock Equivalents to strategic investors, existing lenders, parties listed in Schedule 6(b) of the Registration Rights Agreement covering the Underlying Shares, or employees.

                  (j) In the event that during the six month period after the initial issuance of the shares of this Series (i) the Corporation effects a spin-off of the stock of a Subsidiary of the Corporation to the holders of the Corporation's Common Stock, and (ii) the Corporation has sent a notice of redemption of the shares of this Series prior to the first Reset Date, then the Conversion Price for the shares of this Series shall be adjusted (provided no adjustment in the Conversion Price by reason of such spin-off had previously occurred) as of the date of such notice of redemption or the date such spin-off was effected, whichever is later, so that on the conversion thereafter prior to the first Reset Date only, of shares of this Series, the holder of such shares of this Series shall receive such number of shares of Common Stock that the shares of this

Series are convertible into at the then Conversion Price plus so many shares of stock of such Subsidiary so spun off by the Corporation as such holder would have received had such holder converted such shares of this Series into shares of Common Stock and been a holder of such shares of Common Stock of the Corporation immediately prior to the record date of such spin-off.

                  (7) Any shares of this Series which shall at any time have been converted shall, after such conversion be canceled and have the status of authorized but unissued shares of Preferred Stock without designation as to series until such shares are once more designated as part of a particular series (other than this Series) by the Board of Directors. The Corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

                           (8)      If any shares of Common Stock required to be
reserved for purposes of conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The Corporation will use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of shares of this Series prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

                  (9) The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Corporation shall not, however, be required to pay any tax which is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

                  (10) (a) The Conversion Price shall be adjusted on the six (6) month anniversary of the initial issue date of shares of this Series, and each three (3) month anniversary thereafter (each a "Reset Date"), to the average Closing Price of the Common Stock of the Corporation for the ten (10) Trading Days preceding a Reset Date, if such adjusted Conversion Price is less than the Conversion Price then in effect, provided, however, in no event shall the Conversion Price be reset for (i) shares of this

Series previously converted (and such conversion has not been rescinded as provided in Section (D) (4) or ignored by failure of the Corporation to deliver shares of Common Stock issuable on such conversion) or (ii) for which a redemption notice has previously been given and for which the redemption price therefor is thereafter timely paid. Prior to any such adjustment reducing the Conversion Price, the Corporation, in lieu of adjusting the Conversion Price as described above, shall have the option to redeem any outstanding shares of this Series for cash at 105% of the redemption price, plus accumulated and unpaid dividends which had accumulated through such Reset Date, by written notice to each holder on or before at least 15 days prior to any such Reset Date, and any such adjustment in the Conversion Price on any Reset Date shall not take effect. Any such notice by the Corporation may contain a price below which the Corporation is willing to redeem such shares and above which the Corporation is not willing to redeem such shares. In the event such price stated in the notice is less than the average Closing Price of the Common Stock for the ten (10) Trading Days immediately preceding the Reset Date with respect to which such notice is given, the Corporation shall have no obligation to redeem such shares on such Reset Date and an adjustment will be made to the Conversion Price in accordance with the first sentence of this Section. In no event shall any such cash redemption payment for a Reset Date be due until the fifth (5th) Trading Day following a Reset Date. If the Corporation defaults in making such cash redemption payment on the applicable Fifth Trading Day, then an adjustment will be made to the Conversion Price in accordance with the first sentence of this Section and the Corporation shall no longer have such option on any remaining Reset Date. If stockholders equity at September 30, 2000 (excluding foreign exchange adjustments), less the loss for such quarter ended September 30, 2000 is less than $10,000,000, then there will be an additional Reset Date on the tenth Trading Day following the public release of the results for such fourth fiscal quarter ending September 30, 2000 and the other Reset Dates will occur on the three month anniversary of such additional Reset Date.

                           (b)      A holder may not convert shares of this
Series to the extent such conversion would result in the holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon such conversion of the shares of this Series and held by such holder after application of this Section. Since the holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue by itself alone would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the holder or an affiliate thereof, the holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the holder determines that the limitation contained in this Section applies, the determination of which portion of conversion shall be the responsibility and obligation of the holder. If the holder has delivered a Form of Election to Convert for a number of shares of Common Stock that by itself alone would result in the issuance in excess of the 9.999% of the then outstanding shares of Common Stock without regard to any other shares of Common Stock which may be beneficially owned by the holder or an affiliate thereof, the Corporation shall notify the holder of this fact and shall honor the conversion for the maximum number of shares of this Series permitted to be converted on such date of conversion in accordance with the periods described herein and disregard the balance of such Form of Election to Convert, as if never delivered. The provisions of this Section may be waived by a holder (but only as to itself and not to any other holder) upon not less than 61 days' prior notice to the Corporation. Other holders shall be unaffected by any such waiver. The Corporation shall not be liable for any failure to so notify the holders.

                           (c)     Notwithstanding Section (D) (10) above to the
contrary, the maximum number of shares of Common Stock which the Corporation may be required to issue under this Series in the aggregate shall not exceed 19.9999% of the number of outstanding shares of Common Stock as of July 20, 2000, or 4,886,703 shares of Common Stock, less the aggregate of (i) the number of shares of Common Stock issuable by the Corporation upon exercise of the Warrant (as defined in the Securities Purchase Agreement pursuant to which this Series was issued) and (ii) dividends which may be paid or are payable in Common Stock on shares of this Series (the "Issuable Maximum") To the extent, the Corporation would otherwise be liable to issue shares of Common Stock in excess of the Issuable Maximum pursuant to this Section but for the limitation contained in this Section, on or after July 31, 2002 the Corporation shall, if permitted by applicable law, rule or regulation, including but not limited to the ability to list additional shares on the New York Stock Exchange, Inc. or if not listed on such Exchange and listed on another stock exchange or market, pursuant to the rules of such other subsequent exchange or market, if approval is obtained from stockholders or otherwise, either issue all such shares or, at the Corporation's option, pay the holder in cash the value of shares not so issued including accumulated and unpaid dividends.

         (E)      VOTING

(1) Except as indicated below or as required by Delaware General Corporation Law the shares of this Series shall not have voting rights. The shares of this Series shall nonetheless have the following voting rights:

                       (a) So long as any shares of this Series remain outstanding, the Corporation shall not, either directly or indirectly, without the affirmative vote at a meeting, or the written consent with or without a meeting, of the holders of at least a majority in number of shares of this Series then outstanding, (i) amend, alter or repeal any of the provisions of the Certificate of Designation relating to this Series or the Certificate of Incorporation, or authorize any reclassification of the shares of this Series, so as in any such case affect adversely the preferences, special rights or privileges or voting power of the shares of this Series, or (ii) authorize or create any class of stock ranking prior to the shares of this Series as to dividends or distribution of assets on liquidation, or (iii) create, or issue or increase the authorized number of shares of any series of the Corporation's authorized preferred stock ranking prior to the shares of this Series as to dividends or distributions on liquidation, or (iv) increase the number of shares of this Series.

                       (b) In exercising the voting rights set forth in this Section (E)(1), each share of this Series entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series of preferred stock.

(2) No consent of holders of shares of this Series shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any class of stock of the Corporation junior to or on a parity to the shares of this Series as to dividends and upon liquidation, dissolution or winding up of the Corporation or (iii) subject to Section
(E)(1)(a), the issuance of any shares of preferred stock.

         (F)      LIQUIDATION RIGHTS

(1) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class or series of stock ranking junior to this Series upon liquidation, a liquidating distribution in the amount of $25.00 for each outstanding share of this Series, plus all accumulated and unpaid dividends on such shares to the date of final liquidation.

(2) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (F).

(3) After the payment to the holders of the shares of this Series of the full preferential amounts provided for in this Section (F), the holders of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

(4) In the event the assets of the Corporation available for distribution upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amounts to which such holders are entitled pursuant to Section (F)(1), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

         (G)      PRIORITY

(1) For purposes of this resolution, any stock of any class or series of the Corporation shall be deemed to rank:

(i) Prior to the shares of this Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

(ii) On a parity with shares of this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

              (iii) Junior to shares of this Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

              (H)  NOTICES

              Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section at or later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to Park Road Extension, Middlebury, Connecticut 06762-1299; facsimile number (203) 577-6244, attention Chief Financial Officer, or (ii) if to a holder of shares of this Series, to such holder at the address or facsimile number appearing on the register of the shares of this Series or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section.

              IN WITNESS WHEREOF, General DataComm Industries, Inc. has caused this certificate to be signed and attested this 31st day of July, 2000.

                                     GENERAL DATACOMM INDUSTRIES, INC.


                                     By     /S/ WILLIAM G. HENRY
                                     Title: Vice President, Finance



Attest:  /S/ HOWARD S. MODLIN
             Secretary